Exhibit 10.2
LANCE, INC.
2006 Three-Year Incentive Plan for Officers
(As amended through April 26, 2007)

Purposes and Introduction	The primary purposes of the 2006 Long-Term Incentive Plan for Officers are to:
•
Align executives’ interests with those of stockholders by linking a substantial portion of compensation to the Company’s average Return on Capital Employed (ROCE) over three fiscal years based on the Company’s 2006-2008 Operations Plan.

•	Provide a way to attract and retain key executives and managers who are critical to Lance’s future success.

•	Provide competitive total compensation for executives and managers commensurate with Company performance.

To achieve the maximum motivational impact, performance measures, Plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2006 Plan is approved by the Compensation Committee of the Board of Directors.

Each participant will be assigned a Target Incentive, stated as a percent of Base Salary. The Target Incentive Awards, or a greater or lesser amount, will be granted after the end of the three fiscal years, 2006 through 2008 (the “Performance Period”), based on the attainment of predetermined goals.

For 2006, participants will be eligible to earn incentive awards based on the Company’s three-year average ROCE against specific goals as described below.

• ROCE is calculated for each fiscal year during the Performance Period as follows:

(Net Income + Interest Expense) x (1 - Tax Rate)

Average Equity + Average Net Debt

Tax Rate for ROCE shall be the Company’s actual total effective income tax rate.

Average Net Debt shall be the Company’s average debt less average cash.

Average amounts for ROCE shall be calculated on a 12-month basis.

Base Salary shall be the annual rate of base compensation for the 2006 fiscal year which is set no later than April of such fiscal year.

Performance Period	The period over which performance will be measured is the Company’s three fiscal years, 2006 through 2008.

Eligibility and Participation
Eligibility in the Plan is limited to Executive Officers and managers who are key to Lance’s success. The Compensation Committee will review and approve participants nominated by the President and Chief Executive Officer. Participation in the 2006 Plan does not guarantee participation in any subsequent long-term incentive plans, but will be reevaluated and determined on an annual basis.

Attachment A includes the list of 2006 Plan participants approved by the Compensation Committee.

Target Incentives and Performance Measures
Each participant will be assigned a Target Incentive expressed as a percentage of his or her Base Salary. Participants may be assigned to a Performance Tier by position, by salary level or based on other factors as determined by the President and Chief Executive Officer. If the duties of a participant change significantly during the Performance Period, the President and Chief Executive Officer, with the approval of the Compensation Committee, may change the Target Incentive for such participant for the remaining portion of the Performance Period on a pro rata basis.

The 2006 through 2008 financial performance measure for the Company as a whole is shown below. Specific goals and related payouts are also shown below.

	Threshold	Target	Maximum
Lance, Inc. average ROCE	9.5%	10.5%	12.5%
Award Level Funded	50%	100%	400%

Percent of payout will be determined on a straight line basis between Threshold and Target and between Target and Maximum. There will be no payouts unless the Threshold performance measure is reached.

The performance measure will be communicated to each participant as soon as practicable after it has been established. Final Target Incentive Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2006 through 2008 and determined the performance level achieved.

The following definitions for the terms Maximum, Target and Threshold should help set the goals for the Performance Period, as well as evaluate the payouts:
•	Maximum: Excellent; deserves payout above Target

•	Target: Normal or expected performance; deserves Target payout

•	Threshold: Lowest level of performance deserving a payout

Attachment A lists the Target Incentives for each participant for the Plan Years as determined by the Compensation Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Target Incentives will be calculated by multiplying each participant’s Base Salary by the appropriate percentages, as described below.

Target Incentives shall be calculated as follows:

Percentage of Base Salary
Performance Tier	for 2006-2008 Target Incentives
1	30%
2	45%
3	35%

Final Target Incentive Awards will be calculated and granted after the Compensation Committee has reviewed the Company’s audited financial statements for 2006 through 2008 and determined the performance levels achieved.

Awards
Each participant shall receive cash equal to 25% in value of his or her award, 50% in value will be in restricted stock and 25% in value in stock options, except that the President and Chief Executive Officer will receive cash equal to 100% in value of his award and no restricted stock or stock options.

The number of shares of the Company’s Common Stock with respect to each stock option granted pursuant to the 2006 Plan will equal the applicable dollar value divided by the value of a stock option calculated using the Black-Scholes or other option valuation model used by the Company as of the date of grant for financial accounting purposes. Stock options will (i) be nonqualified, (ii) vest on the date of grant, (iii) have an exercise price equal to the closing price for the Company’s Common Stock on the date of grant and (iv) be exercisable for five years after the date of grant, subject to the provisions below regarding termination of employment.

The number of shares of the Company’s Common Stock with respect to each restricted stock grant pursuant to the 2006 Plan will equal the applicable dollar value divided by the closing price for the Company’s Common Stock on the date of grant. Restricted stock will vest as to 50% of the shares on the date of grant and the balance one year after the date of grant, subject to the provisions below regarding termination of employment.

For purposes of the 2006 Plan, the date of grant of stock options and restricted stock will be the date established by the Compensation Committee after the applicable performance level has been determined.

Form and Timing of Awards
Awards will be made as soon as practicable after performance measures are calculated and approved by the Compensation Committee. All awards will be rounded to the nearest multiple of $100 or two shares, as the case may be.

Change In Status	An employee hired into an eligible position during the Performance Period may participate in the 2006 Plan for the balance of the Performance Period on a pro rata basis.

Certain Terminations of Employment
In the event a participant voluntarily terminates employment (other than retirement) or is terminated involuntarily before the end of the Performance Period, the participant shall not receive any award hereunder. In the event of death, permanent disability or retirement before the end of the Performance Period, any award will be determined after the end of the Performance Period based on actual performance and paid out on a pro rata basis all in cash.

In the event a participant terminates employment after receiving stock options or restricted stock pursuant to the 2006 Plan, the post-termination exercise period for stock options and the vesting of restricted stock will be as follows:
Voluntary termination (other than retirement): (i) stock options cease to be exercisable as of the date of termination; and (ii) unvested restricted stock is forfeited as of the date of termination.
Involuntary termination: (i) stock options will remain exercisable for a period of 30 days following the date of termination (or, if earlier, the original expiration date of the option); and (ii) unvested restricted stock is forfeited as of the date of termination.
Death: (i) stock options will remain exercisable for a period of one year following the date of death (or, if earlier, the original expiration date of the option); and (ii) unvested restricted stock becomes vested pro rata based on number of full months completed since the date of grant.
Permanent disability: (i) stock options will remain exercisable through the original expiration date of the option; and (ii) unvested restricted stock becomes vested pro rata based on number of full months completed since the date of grant.
Retirement: (i) stock options will remain exercisable for a period of three years following retirement (or, if earlier, the original expiration date of the option); and (ii) unvested restricted stock becomes vested pro rata based on number of full months completed since the date of grant.

For purposes hereof, “retirement” means the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control
In the event of a Change in Control, pro rata payouts will be made all in cash at the greater of (1) Target Incentive or (2) actual results for the completed fiscal years preceding the Change in Control, with such pro ration based on the number of days in the Performance Period preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

Also, in the event of a Change in Control, the vesting of restricted stock will be accelerated to fully vest upon the effective date of a Change in Control.

“Change in Control” means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(i) Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii) During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board (and any new Director, whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

(iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company’s assets other than a sale or disposition of all or substantially all of the Company’s assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(iv) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

However, in no event shall a “Change in Control” be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the “Purchaser”) except for ownership of less than one percent (1%) of the equity of the Purchaser.

“Beneficial Owner” has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Director” means a member of the Board.

“Member of the Van Every Family” means (i) a lineal descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph.

“Outside Person” means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

“Participant” means an employee of the Company who is granted an Award under this Plan.

Withholding	The Company shall withhold from awards any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants annually, showing performance results.

Executive Officers
Notwithstanding any provisions to the contrary above, participation, awards and prorations for Executive Officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Governance
The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures and goals, final award components and determination and amendments to the Plan. The Committee retains the discretion to adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events; anomalies affecting the calculations under a performance measure or where fairness to participants or the Company require an adjustment. The decisions of the Committee shall be conclusive and binding on all participants.

Attachment A
2006 Three-Year Incentive Plan for Officers

		Award	Target
Name	Title	Percentage	Incentive

David V. Singer	President and Chief	30%		$150,000
	Executive Officer

H. D. Fields	Vice President and	* %	$	*
	President, Vista
	Bakery, Inc.

R. D. Puckett	Executive Vice President,	45%		$157,500
	Chief Financial Officer
	and Secretary

Glenn A. Patcha	Senior Vice President —	* %	$	*
(Effective January 8, 2007)	Sales and Marketing

E. D. Leake	Vice President	45%		$90,000
	— Human Resources

F. I. Lewis	Vice President — Sales	45%		$114,750

B. W. Thompson	Vice President —	45%		$112,500
	Supply Chain

M. E. Wicklund	Controller and	* %	$	*
	Assistant Secretary

*
Amounts are omitted for participants other than the Chief Executive Officer, the Chief Financial Officer and the other executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement for the 2007 Annual Meeting of Stockholders.